EXHIBIT 99(a)

FOR IMMEDIATE RELEASE
April 5, 1995

                 HUBCO COMPLETES JEFFERSON NATIONAL BANK MERGER

     Mahwah, New Jersey, April 5, 1995 -- HUBCO, Inc. (NASDAQ; HUBC) today announced it has completed the merger of Jefferson National Bank into its wholly owned subsidiary, Hudson United Bank. "This acquisition fits nicely into our expansion strategy, complimenting our branch system within Passaic County," stated HUBCO and Hudson United Bank President and Chief Executive Officer, Kenneth T. Neilson.

     The Jefferson merger increases HUBCO's branch network to 49 locations in northern New Jersey. All branches of Jefferson National Bank will remain open and become branches of Hudson United Bank.

     "We believe that Jefferson's customers will clearly benefit from this association. As part of Hudson United, they will have access to an expanded line of financial products including investments, consumer and commercial loans including mortgages, Trust Department services, and 24 hour banking through MAC and HUB-LINK, our telephone banking service along with our Dial-a-Loan Program," continued Mr. Neilson.

     Over the past four years, HUBCO has completed ten acquisitions in northern New Jersey and tripled in size.

     According to the terms of the merger agreement, shareholders of Jefferson will receive 2.844 shares of HUBCO's common stock for each share of Jefferson National Bank.

     HUBCO, Inc. is the bank holding company for Hudson United Bank which has locations in Hudson, Bergen, Essex, Middlesex, Morris and Passaic Counties.